Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form 8-K of SCG Financial Acquisition Corp. of our report, dated March 7, 2013, relating to the balance sheets of SCG Financial Acquisition Corp. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2012 and the periods from January 5, 2011 (date of inception) to December 31, 2011, as well as for the period from January 5, 2011 (date of inception) to December 31, 2012.

/s/ Rothstein Kass

Roseland, New Jersey

April 12, 2013